                                                                     EXHIBIT 1.2

                                                                  EXECUTION COPY

                                 ARCH COAL, INC.
                            (a Delaware corporation)

                                  Common Stock
                       Warrants to Purchase Common Stock
                                Preferred Stock
                      Warrants to Purchase Preferred Stock
                               Depositary Shares
                                Debt Securities
                      Warrants to Purchase Debt Securities


                                TERMS AGREEMENT
                                ---------------



                                                                     May 2, 2001

To:  Arch Coal, Inc.
     CityPlace One
     Suite 300
     St. Louis, MO  63141

Ladies and Gentlemen:

     We understand that Arch Coal, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 8,500,000 shares of its common stock, par value $.01 per share (the "Common Stock") (such securities also being hereinafter referred to as the "Initial Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase severally and not jointly, the number of Underwritten Securities opposite their names set forth below at the purchase price set forth below, and a proportionate share of Option Underwritten Securities set forth below, to the extent any are purchased.

                                                       Number of
                                                       ---------
Underwriter                                 Initial Underwritten Securities
-----------                                 -------------------------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated                               5,100,000

Bear, Stearns & Co. Inc.                                 850,000

J. P. Morgan Securities Inc.                             850,000

Lehman Brothers Inc.                                     850,000

Morgan Stanley & Co. Incorporated                        850,000

                                                      ----------
 Total                                                 8,500,000
                                                      ==========

     The Underwritten Securities shall have the following terms:

Title:  Common Stock of Arch Coal, Inc. par value $.01 per share

Number of shares:  8,500,000

Number of Option Underwritten Securities:  1,275,000

Initial public offering price per share: $33.00

Purchase price per share: $31.38

Listing requirements:  NYSE-approved

Black-out provisions: During a period of 90 days from the date of this Terms Agreement, the Company will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to: (A) the Securities to be sold hereunder; (B) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in the Prospectus; or (C) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan in effect as of the date of the Prospectus.

Lock-up provisions: The following persons will sign lockup letters on or prior to the date of this Terms Agreement: Steven F. Leer, Robert J. Messey, Kenneth
G. Woodring, John Eaves, James R. Boyd, Frank M. Burke, Jr., Ignacio Dominguez Urquijo, Robert L. Hintz, Douglas H. Hunt, James L. Parker, A. Michael Perry, Robert G. Potter and Theodore D. Sands.

Closing date and location:   May 8, 2001, Cravath, Swaine & Moore, 825 Eighth
Avenue, New York, New York 10019

     All of the provisions contained in the document attached as Annex I hereto entitled "ARCH COAL, INC--Common Stock, Warrants to Purchase Common Stock, Preferred Stock, Warrants to Purchase Preferred Stock, Depositary Shares, Debt Securities and Warrants to Purchase Debt Securities--Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

     Please accept this offer no later than 7 o'clock P.M. (New York City time) on May 2, 2001, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                            Very truly yours,

                            MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED

                            By  /s/ Kevin Wilson
                               ----------------------------------
                                 Authorized Signatory

                                 Acting on behalf of itself and the other named Underwriters.

Accepted:

ARCH COAL, INC.

By /s/ Robert J. Messey
  ---------------------------
  Name:
  Title: